HARNEYS

Harney Westwood & Riegels Singapore LLP
138 Market Street
#24-04 CapitaGreen
Singapore 048946
Tel: +65 6800 9830
Fax: +65 6800 9831

26 April 2024
BY EMAIL

lishi.fong@harneys.com
+65 6800 9833
060056.0001/LZF

Ryde Group Ltd
Harneys Fiduciary (Cayman) Limited
4th Floor, Harbour Place
103 South Church Street, P.O. Box 10240
Grand Cayman, KY1-1002
Cayman Islands

Dear Sir or Madam

Annual Report on Form 20-F

We hereby consent to the filing of this letter as an exhibit to the Company's annual report on Form 20-F for the year ended December 31, 2023 with the U.S. Securities and Exchange Commission. We hereby consent to the summary of our opinion under the heading "Item 10. Additional Information—E. Taxation" and the statement under the heading "Item 16G. Corporate Governance" in the annual report.

Yours faithfully

Harney Westwood & Riegels

Harney Westwood & Riegels Singapore LLP